SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                               FRANKLIN COVEY CO.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.05 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   353469 10 9
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [X]   Rule 13d-1(b)

                              [ ]   Rule 13d-1(c)

                              [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 7 Pages

------------------------------------------------------
CUSIP No. 353469 10 9
------------------------------------------------------



====== =========================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Donald A. Yacktman
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]
                                                                      (b) [X]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
======================= ====== =================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                217,464
                        ====== =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               43,864(1)
                        ====== =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              217,464
                        ====== =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 1,043,302(1)
====== =========================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,260,766(2)
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

       Not Applicable
====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.0%(2)
====== =========================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
====== =========================================================================

(1) Represents shares beneficially owned by Yacktman Asset Management Co.; the undersigned holds 100% of the outstanding shares of capital stock of Yacktman Asset Management Co.

(2) Represents 146,221 shares of Common Stock issuable upon conversion of Preferred Stock and 1,114,545 shares of Common Stock (with the percent ownership calculated using the number of outstanding shares of Common Stock reported in the Company's Form 10-Q for the quarter ended May 27, 2000, and assuming the conversion of the Preferred Stock owned by the reporting person).



                               Page 2 of 7 Pages

------------------------------------------------------
CUSIP No. 353469 10 9
------------------------------------------------------



====== =========================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       The Yacktman Funds, Inc. - 36-3831621
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]
                                                                      (b) [X]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Maryland
======================= ====== =================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                746,071
                        ====== =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               0
                        ====== =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              0
                        ====== =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 0
====== =========================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       746,071(1)
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

       Not Applicable
====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.6%(1)
====== =========================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IV
====== =========================================================================

(1) Represents 16,071 shares of Common Stock issuable upon conversion of Preferred Stock and 730,000 shares of Common Stock (with the percent ownership calculated using the number of outstanding shares of Common Stock reported in the Company's Form 10-Q for the quarter ended May 27, 2000, and assuming the conversion of the Preferred Stock owned by the reporting person).



                               Page 3 of 7 Pages

------------------------------------------------------
CUSIP No. 353469 10 9
------------------------------------------------------



====== =========================================================================
   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Yacktman Asset Management Co. - 36-3780592
====== =========================================================================
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]
                                                                      (b) [X]
====== =========================================================================
   3   SEC USE ONLY


====== =========================================================================
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
======================= ====== =================================================
        NUMBER OF          5   SOLE VOTING POWER

         SHARES                43,864
                        ====== =================================================
      BENEFICIALLY         6   SHARED VOTING POWER

        OWNED BY               0
                        ====== =================================================
          EACH             7   SOLE DISPOSITIVE POWER

        REPORTING              1,043,302
                        ====== =================================================
         PERSON            8   SHARED DISPOSITIVE POWER

          WITH                 0
====== =========================================================================
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,043,302(1)
====== =========================================================================
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                         [ ]
       EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

       Not Applicable
====== =========================================================================
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.0%(1)
====== =========================================================================
  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IA
====== =========================================================================

(1) Represents 119,557 shares of Common Stock issuable upon conversion of Preferred Stock and 923,745 shares of Common Stock (with the percent ownership calculated using the number of outstanding shares of Common Stock reported in the Company's Form 10-Q for the quarter ended May 27, 2000, and assuming the conversion of the Preferred Stock owned by the reporting person).



                               Page 4 of 7 Pages

------------------------------------------------------
CUSIP No. 353469 10 9
------------------------------------------------------



          This Amendment No. 3 to the undersigned's Schedule 13G, which was originally filed on February 5, 1998 (the "Schedule 13G") with regard to Franklin Covey Co. (the "Issuer") is being filed to amend Item 4 of the Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

Item 4.   Ownership:
------    ---------

          Donald A. Yacktman
          ------------------
          (a)  Amount Beneficially Owned:                              1,260,766

          (b)  Percent of Class:                                            6.0%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:           217,464

               (ii)  shared power to vote or to direct the vote:          43,864

               (iii) sole power to dispose or to direct
                       the disposition of:                               217,464

               (iv)  shared power to dispose or to direct the
                       disposition of:                                 1,043,302

          The Yacktman Funds, Inc.
          ------------------------
          (a)  Amount Beneficially Owned:                                746,071

          (b)  Percent of Class:                                            3.6%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:           746,071

               (ii)  shared power to vote or to direct the vote:             -0-

               (iii) sole power to dispose or to direct
                       the disposition of:                                   -0-

               (iv)  shared power to dispose or to direct
                       the disposition of:                                   -0-

          Yacktman Asset Management Co.
          -----------------------------
          (a)  Amount Beneficially Owned:                              1,043,302

          (b)  Percent of Class:                                            5.0%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote:            43,864

               (ii)  shared power to vote or to direct the vote:             -0-

               (iii) sole power to dispose or to direct
                       the disposition of:                             1,043,302

               (iv)  shared power to dispose or to direct
                       the disposition of:                                   -0-



                               Page 5 of 7 Pages

------------------------------------------------------
CUSIP No. 353469 10 9
------------------------------------------------------



          Exhibits.

          1.   Agreement to file Schedule 13G jointly.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated August 4, 2000.



/s/ Donald A. Yacktman
-----------------------------------------
Donald A. Yacktman

THE YACKTMAN FUNDS, INC.


By:  /s/ Donald A. Yacktman
     ------------------------------------
     Donald A. Yacktman
     President

YACKTMAN ASSET MANAGEMENT CO.


By:  /s/ Donald A. Yacktman
     ------------------------------------
     Donald A. Yacktman
     President



                               Page 6 of 7 Pages

------------------------------------------------------
CUSIP No. 353469 10 9
------------------------------------------------------



                                    EXHIBIT 1

          AGREEMENT dated as of February 11, 1999, by and among Donald A. Yacktman ("Yacktman"), Yacktman Asset Management Co., an Illinois corporation ("Yacktman Asset Management") and The Yacktman Funds, Inc., a Maryland corporation (the "Yacktman Funds").

          WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the "Act"), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

          NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

          Each of Yacktman, Yacktman Asset Management and The Yacktman Funds hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one Statement on Schedule 13G relating to their ownership of the Common Stock of Franklin Covey Co. and hereby further agree that said Statement shall be filed on behalf of each of Yacktman, Yacktman Asset Management and The Yacktman Funds. Nothing herein shall be deemed to be an admission that the parties hereto, or any of them are members of a "group" (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of Franklin Covey Co.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                    /s/ Donald A. Yacktman
                                    --------------------------------------------
                                    Donald A. Yacktman


                                    THE YACKTMAN FUNDS, INC.


                                    By:  /s/ Donald A. Yacktman
                                         ---------------------------------------
                                           Donald A. Yacktman
                                           President


                                    YACKTMAN ASSET MANAGEMENT CO.


                                    By:  /s/ Donald A. Yacktman
                                         ---------------------------------------
                                           Donald A. Yacktman
                                           President



                               Page 7 of 7 Pages